Exhibit 99.1

Clean Water Act Guru joins Board of Genesis Fluid Solutions Holdings, Inc.
Washington Veteran Brings Vital Private-Public Focus to Genesis

Colorado Springs, CO (February 22, 2010) - Genesis Fluid Solutions Holdings, Inc. (OTCBB:GSFL) today announced John D. Freshman, a key influencer involved in writing the original 1972 Clean Water Act, has agreed to join the Board of Directors of Genesis Fluid Solutions Holdings.

Over the last 30 years, Mr. Freshman has been deeply engaged in major environmental issues, including the original Clean Water Act, Clean Air Act, Endangered Species Act, wetlands protections program and other federal legislative proposals and regulations. In those capacities, he has been involved in nearly every major Congressional authorizing and appropriations issue that affects water pollution, water supply and infrastructure, navigation, and protection of water supplies.

While in government Mr. Freshman served in senior positions in the Senate Environment and Public Works Committee, the White House and the Environmental Protection Agency.

“John Freshman will assist us to identify the most critical areas of need for remediation of waterways,” said Martin Hedley, CEO of Genesis, “and he will help us integrate our technologies into damage prevention and clean-up processes in natural and industrial settings.”

“Having John Freshman join our board is further recognition that Genesis has something unique and of great value to offer the water remediation industry,” said Michael Hodges, Chairman of the Board.”Genesis technology will help industry repair the environment and will address several areas of public policy regarding safe water around the world.”

About Genesis Fluid Solutions

Genesis Fluid Solutions Holdings, Inc., through its wholly-owned subsidiary, Genesis Fluid Solutions, Ltd. (“Genesis”), is engaged in the design and development of waterway restoration, mining and retention pond remediation technology and equipment. Genesis holds various United States and international patents and patent applications on waterway restoration and remediation technology, and seeks to license such technology and equipment to others, as well as to enter into contracts for the performance of water restoration and remediation. For more information about Genesis, visit www.genesisfluidsolutions.com.

For further information, please contact:

Liviakis Financial Communications, Inc.
John Liviakis
(415) 389-4670
John@Liviakis.com